Exhibit (a)(4)

Carbonite Receives Notices of Director Nominations from j2 Global and Engine Capital

BOSTON, March 2, 2015 – Carbonite, Inc. (Nasdaq:CARB), a leading provider of cloud and hybrid backup and recovery solutions for businesses, today confirmed that it has received notice from Engine Capital, L.P. of its nomination of three candidates for election to the Carbonite Board of Directors at its 2015 Annual Meeting. In addition, j2 Global, Inc. has announced that it intends to nominate candidates for election to the Carbonite Board of Directors at its 2015 Annual Meeting. Carbonite’s Board of Directors has eight members, and a class of three directors will stand for election at the 2015 Annual Meeting.

The Nominating and Corporate Governance Committee of the Board will review j2’s and Engine Capital’s candidates, and the Board will make a recommendation that it believes is in the best interests of all of its stockholders.

Mohamad Ali, President and Chief Executive Officer said, “Carbonite has a strong brand built on a proven foundation of best-in-class products and is executing on a well-defined strategic plan focused on expanding our channel presence in the U.S., broadening our operations internationally and continuing to bring new products to market. We have an outstanding platform in place and are confident in our future prospects. At the same time, as previously announced, the Carbonite Board is in the process of exploring strategic alternatives, including a potential sale of the Company and/or potential material acquisitions, in order to maximize stockholder value.”

Noting that Carbonite has strengthened its Board with the addition of two new, independent directors over the last two years, Ali added, “Carbonite has a strong, independent and experienced Board that is committed to acting in the best interests of all stockholders. Moreover, consistent with best practice corporate governance, the Nominating and Corporate Governance Committee regularly reviews Board composition to ensure stockholders are represented by high-quality directors with relevant experience.”

About Carbonite

Carbonite (Nasdaq:CARB) is a leading provider of cloud and hybrid business continuity solutions for small and midsized businesses. Together with our partners, we support more than 1.5 million individuals and businesses around the world who rely on us to ensure their important data is protected, available and useful. To learn more about Carbonite, our partner program, and our award-winning backup, recovery and archiving solutions, visit us at Carbonite.com.

Cautionary Language Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s views as of the date of this press release based on the current intent, belief or expectations, estimates, forecasts, assumptions and projections of the Company and members of our management team. Words such as “expect,”

“anticipate,” “should,” “believe,” “hope,” “target,” “project,” “goals,” “estimate,” “potential,” “predict,” “may,” “will,” “might,” “could,” “intend,” variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Those statements include, but are not limited to, statements regarding the Company’s 2015 annual meeting of stockholders, the review of j2’s and Engine Capital’s candidates, and the Board’s recommendation with respect to director nominees. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. Except as required by applicable law or regulation, the Company does not undertake any obligation to update its forward-looking statements to reflect future events, new information or circumstances occurring after the date of this release.

CONTACT:

Investor Relations Contact:

Emily Walt

617-927-1972

investor.relations@carbonite.com

Media Contact:

Terri Delfino

617-587-1187

media@carbonite.com